Exhibit 99.1

ANACOR PHARMACEUTICALS SECURES $30 MILLION LOAN FACILITY

Palo Alto, CA — March 21, 2011 —Anacor Pharmaceuticals (NASDAQ: ANAC) announced today that it has entered into a loan agreement led by Oxford Finance Corporation and partnered with Horizon Technology Finance Corporation to provide up to $30 million in capital.  Anacor used $6.6 million to repay the remaining obligations under its loan agreement with Lighthouse Capital Partners and expects to use the remainder of the capital to fund development activities related to AN2690, AN2728 and AN2898.

“Our late-stage clinical trials are progressing rapidly.  Our Phase 2b trial for AN2728 to treat psoriasis enrolled more quickly than we had anticipated, and our Phase 3 trials for AN2690 to treat onychomycosis remain on track to complete enrollment in the second half of this year,” said Geoff Parker, Anacor’s Senior Vice President and Chief Financial Officer.  “As we also prepare for our upcoming Phase 2 trial to evaluate AN2728 and AN2898 for the treatment of atopic dermatitis, this transaction provides Anacor with a significant amount of funding at an attractive cost of capital to help achieve our research and development goals and provides additional financial flexibility while managing shareholder dilution.”

The $30 million loan agreement is structured in three tranches of $10 million each.  The first tranche of $10 million was drawn upon closing of the transaction. The second and third tranches totaling $20 million are available upon the achievement of either the full enrollment of the Phase 3 trials for AN2690 or the initiation of a Phase 3 trial for AN2728.  Anacor currently expects to achieve these development milestones by the end of 2011.

AN2690, AN2728, AN2898 and GSK ‘052 Advancing in Clinical Development

AN2690 is our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed which affects approximately 35 million people in the United States.  Anacor commenced enrollment in two Phase 3 trials of AN2690 for onychomycosis in December 2010. Each Phase 3 trial will enroll 600 patients with full enrollment anticipated in the second half of 2011, and we expect results in the second half of 2012.

AN2728 is our lead topical anti-inflammatory product candidate for the treatment of psoriasis, a chronic inflammatory skin disease that affects approximately 7.5 million people in the United States and over 100 million people worldwide.  Anacor commenced its final Phase 2b trial for AN2728 in mild-to-moderate plaque-type psoriasis in February 2011 and completed enrollment in March 2011, with 68 total patients enrolled.  Results of this Phase 2b trial are anticipated in mid-2011.  We anticipate initiating a Phase 3 trial for AN2728 in the second half of 2011 and expect results in the second half of 2012.

AN2898 is our second anti-inflammatory product candidate which we are evaluating alongside AN2728 for the treatment of atopic dermatitis.  We expect to initiate a Phase 2 trial in atopic dermatitis evaluating both AN2728 and AN2898 in the first half of 2011.  Results of this Phase 2 trial are anticipated in the second half of 2011.

GlaxoSmithKline continues to fund the development of GSK ‘052, our lead systemic antibiotic for the treatment of infections caused by Gram-negative bacteria.  We anticipate that GlaxoSmithKline will initiate Phase 2 trials for GSK ‘052 in the areas of complicated urinary tract infection (cUTI) and complicated intra-abdominal infection (cIAI) in 2011.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered five clinical compounds that are currently in development, including its three lead programs: AN2690, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of psoriasis; and GSK 2251052, or GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement. In addition, Anacor is developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections, and AN2898 as a topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis. For more information visit http://www.anacor.com.

About Oxford Finance Corporation

A subsidiary of Sumitomo Corporation, Oxford is a specialty finance firm providing senior secured loans to public and private life science and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $1.5 billion in loans, with lines of credit ranging from $500 thousand to $40 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Massachusetts and North Carolina. For more information visit www.oxfordfinance.com.

About Horizon Technology Finance Corporation

Horizon Technology Finance Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of HRZN is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, CT, with a regional office in Walnut Creek, CA, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development and commercialization of AN2690, AN2728, AN2898 and GSK ‘052, our collaborations, expected commencement, enrollment and completion of our clinical trials, and the availability of the future tranches under the loan agreement with Oxford and Horizon. These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects, risks related to our collaborations and risks related to regulatory approval of new drug candidates. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
Anacor Pharmaceuticals, Inc.

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575